Exhibit 99.1

Penn Virginia GP Holdings, L.P.

Three Radnor Corporate Center, Suite 300, 100 Matsonford Road, Radnor, PA 19087

FOR IMMEDIATE RELEASE

Contact: James W. Dean, Director, Investor Relations

                Ph: (610) 687-8900 Fax: (610) 687-3688 E-Mail: invest@pennvirginia.com

PENN VIRGINIA GP HOLDINGS, L.P.

ANNOUNCES 2006 RESULTS AND 2007 GUIDANCE

RADNOR, PA (BusinessWire) February 14, 2006 – Penn Virginia GP Holdings, L.P. (NYSE: PVG) today reported distributable cash of $2.7 million and net income of $10.3 million for the three months ended December 31, 2006. Full-year 2006 net income was $32.0 million, compared with net income of $20.8 million for the full-year 2005. A reconciliation of distributable cash, a non-GAAP financial measure, appears in the financial tables later in this release.

As previously announced, PVG today paid to unitholders of record as of February 5, 2007 a quarterly cash distribution in the amount of $0.07 per unit, or an annualized rate of $0.96 per unit, covering the period December 5, when PVG units began trading, through December 31, 2006. This distribution represents a $0.02 per unit increase over the $0.94 per unit annualized distribution contemplated in connection with PVG’s initial public offering.

PVG owns the general partner, including the incentive distribution rights, and is the largest unitholder of Penn Virginia Resource Partners, L.P. (NYSE: PVR) and reports its financial results on a consolidated basis with the financial results of PVR. PVG currently has no separate operating activities apart from those conducted by PVR, and its cash flow is derived solely from cash distributions received from PVR.

Management Comment

A. James Dearlove, Chief Executive Officer of PVR, said, “We are pleased to present our inaugural report of results for PVG. PVR’s operations, which generate our cash flows, produced record results during 2006 which allowed for distribution increases during 2006 to PVR unitholders and provided the impetus for the increase in the initial distribution by PVG over the levels contemplated in connection with its initial public offering. We remain focused on continuing to grow cash distributions during 2007 and beyond.”

Coal Segment Review (Penn Virginia Resource Partners, L.P. – NYSE:PVR)

Full-year 2006 operating income in PVR’s coal segment was a record $73.4 million, or 19 percent higher than the $61.7 million reported in 2005. Revenues increased in 2006, as compared to 2005, mainly as the result of acquisitions, increased coal production by PVR’s lessees and higher coal prices. The revenue increase was offset primarily by increased depreciation, depletion and amortization (DD&A) expense and by smaller increases in operating and general and administrative expenses, as a result of acquisitions and increased lessee production.

Fourth quarter 2006 operating income in PVR’s coal segment was $18.3 million, or 11 percent higher than the $16.5 million reported for the prior year. Revenues increased in the fourth quarter of 2006, as compared to the prior year, mainly as the result of acquisitions, increased coal production by PVR’s lessees and higher coal prices, offset in part by increased operating expense and DD&A expense.

Natural Gas Midstream Segment Review (Penn Virginia Resource Partners, L.P. – NYSE: PVR)

Full-year 2006 operating income in PVR’s natural gas midstream segment was $29.4 million, or 80 percent higher than the $16.3 million for the ten month results reported in 2005. The gross midstream processing margin, represented by natural gas midstream revenues less cost of cash purchased, increased in 2006, as compared to 2005, mainly as a result of a full year of results in 2006 as compared to ten months of results in 2005, increased average daily processing plant inlet volumes and an improved spread between natural gas liquids (NGLs) prices and natural gas prices. Other expenses increased in 2006, as compared to 2005, due to a full year of results in 2006 as compared to ten months of results in 2005 and increased plant inlet volumes.

Fourth quarter 2006 operating income in PVR’s natural gas midstream segment was $7.1 million, or 65 percent higher than the $4.3 million in the prior year. The gross midstream processing margin increased in the fourth quarter of 2006, as compared to the prior year, mainly as a result of increased plant inlet volumes, partially offset by declining spread between NGL prices and natural gas prices due to lower prices in the crude oil markets at the end of 2006. Other expenses increased in the fourth quarter of 2006, as compared to the prior year, primarily due to increased inlet volumes.

Impact of Derivatives

In order to manage exposure to the acquisition economics as well as future cash flows in PVR’s natural gas midstream segment acquired in March 2005, PVR periodically enters into commodity price hedging arrangements with financial counterparties, covering a portion of its expected production. During the full-year and the fourth quarter of 2006, gains (losses) on derivatives changed from a loss of $14.0 million in 2005 to a loss of $11.3 million in 2006 and from a loss of $2.8 million in the fourth quarter of 2005 to a gain of $0.4 million in the fourth quarter of 2006. See the Guidance Table included in this release for detail of PVR’s derivative positions as of December 31, 2006.

Guidance for 2007

See the Guidance Table included in this release for PVG guidance estimates for 2007. These estimates, including planned capital expenditures, which exclude potential acquisitions, are meant to provide guidance only and are subject to revision as the operating environment of PVG and PVR changes.

Conference Call

A joint conference call and webcast, at which management will discuss fourth quarter 2006 results and the outlook for 2007 for PVG and PVR, is scheduled for Thursday, February 15, 2007, at 1:00 p.m. EST. Prepared remarks by A. James Dearlove, Chief Executive Officer, will be followed by a question and answer period. Investors and analysts may participate via phone by dialing 1-877-407-9205 five to ten minutes before the scheduled start of the conference call, or via Internet webcast by logging on to PVR’s website at www.pvresource.com at least 20 minutes prior to the scheduled start of the call to download and install any necessary audio software. A telephone replay of the call will be available until March 1 at 11:59 p.m. ET by dialing 1- 877-660-6853 and using replay passcodes: conference ID #228276, password #286. An on-demand replay of the conference call will be available at the Company’s website for 14 days beginning shortly after the call.

******

Headquartered in Radnor, PA, Penn Virginia GP Holdings, L.P. (NYSE: PVG) is the owner of the general partner and the largest unitholder of Penn Virginia Resource Partners, L.P. (NYSE: PVR), a manger of coal properties and related assets and the operator of a midstream natural gas gathering and processing business.

Headquartered in Radnor, PA, Penn Virginia Resource Partners, L.P. (NYSE: PVR) is a master limited partnership formed by Penn Virginia Corporation (NYSE: PVA). The Partnership manages coal properties and related assets and operates a midstream natural gas gathering and processing business.

For more information about PVG and PVR, please visit PVR’s website at www.pvresource.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: PVR’s ability to generate sufficient cash from its midstream and coal businesses to pay the minimum quarterly distribution to PVG and its other unitholders; energy prices generally and specifically, the price of natural gas and the price of NGLs; the relationship between natural gas and NGL prices; the price of coal and its comparison to the price of natural gas and oil; the volatility of commodity prices for coal, natural gas and NGLs; the projected demand for coal, natural gas and NGLs; the projected supply of coal, natural gas and NGLs; PVR’s ability to successfully manage its relatively new natural gas midstream business; PVR’s ability to acquire new coal reserves or midstream assets on satisfactory terms and to integrate effectively these new operations; the price for which coal reserves can be acquired; PVR’s ability to continually find and contract for new sources of natural gas supply; PVR’s ability to retain existing or acquire new midstream customers; PVR’s ability to lease new and existing coal reserves; the ability of PVR’s lessees to produce sufficient quantities of coal on an economic basis from PVR’s reserves; the ability of PVR’s lessees to obtain favorable contracts for coal produced from PVR’s reserves; competition among producers in the coal industry generally and among natural gas midstream companies; PVR’s exposure to the credit risk of its coal lessees and midstream customers; the extent to which the amount and quality of PVR’s actual production differ from its estimated recoverable proved coal reserves; hazards or operating risks incidental to midstream operations; unanticipated geological problems; the dependence of PVR’s midstream business on having connections to third party pipelines; the availability of required materials and equipment; the occurrence of unusual weather or operating conditions including force majeure events; the failure of PVR’s infrastructure and its lessees’ mining equipment or processes to operate in accordance with specifications or expectations; delays in anticipated start-up dates of PVR’s lessees’ mining operations and related coal infrastructure projects; environmental risks affecting the mining of coal reserves and the production, gathering and processing of natural gas; the timing of receipt of necessary governmental permits by PVR’s lessees; the risks associated with having or not having price risk management programs; labor relations and costs; accidents; changes in governmental regulation or enforcement practices, especially with respect to environmental, health and safety matters, including with respect to emissions levels applicable to coal-burning power generators; uncertainties relating to the outcome of current and future litigation regarding mine permitting; risks and uncertainties relating to general domestic and international economic (including inflation and interest rates) and political conditions (including the impact of potential terrorist attacks); the experience and financial condition of PVR’s lessees, including their ability to satisfy their royalty, environmental, reclamation and other obligations to PVR and others; PVR’s ability to expand its midstream business by constructing new gathering systems, pipelines and processing facilities on an economic basis and in a timely manner; coal handling joint venture operations; and changes in financial market conditions.

Additional information concerning these and other factors can be found in PVG’s press releases and public periodic filings with the Securities and Exchange Commission. Many of the factors that will determine PVR’s and, therefore, PVG’s future results are beyond the ability of management to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. PVG undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

PENN VIRGINIA GP HOLDINGS, L.P.

CONSOLIDATED STATEMENTS OF INCOME—unaudited

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Revenues
Natural gas midstream	$97,375	$135,306	$402,715	$348,657
Coal royalties	24,875	21,804	98,163	82,725
Coal services	1,519	1,361	5,864	5,230
Other	4,001	3,674	11,149	9,736

Total revenues	127,770	162,145	517,891	446,348

Expenses
Cost of gas purchased	79,979	121,634	334,594	303,912
Operating	6,053	4,372	20,003	15,102
Taxes other than income	735	740	2,354	2,397
General and administrative	6,021	6,150	21,024	16,219
Depreciation, depletion and amortization	9,992	8,391	37,493	30,628

Total expenses	102,780	141,287	415,468	368,258

Operating Income	24,990	20,858	102,423	78,090

Interest expense	(5,062)	(3,925)	(18,821)	(14,057)
Derivatives	416	(2,838)	(11,260)	(14,024)
Other	1,457	299	2,359	1,149

Income before minority interest	21,801	14,394	74,701	51,158

Minority interest	11,466	8,115	42,653	30,389

Net income	$10,335	$6,279	$32,048	$20,769

Net income for the year ended December 31, 2006			$32,048
Less: Portion applicable to the period January 1, 2006 through December 4, 2006			(29,597)

Portion applicable to the period December 5, 2006 through December 31, 2006			$2,451

Basic and diluted net income per unit for the period December 5, 2006 through December 31, 2006			$0.06

Weighted average units outstanding after December 4, 2006			38,714

Other data:
Coal segment:
Coal royalty tons (in thousands)	8,311	7,731	32,778	30,227
Average gross coal royalty ($ per ton)	$2.99	$2.82	$2.99	$2.74
Natural gas midstream segment:
Inlet volumes (MMcf)	16,560	11,912	55,991	38,875
Gross midstream processing margin (in thousands)	$17,396	$13,672	$68,121	$44,745

PENN VIRGINIA GP HOLDINGS, L.P.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2006	December 31, 2005

	(unaudited)
Assets
Cash	$13,687	$23,150
Receivables	66,987	76,408
Derivative assets	449	10,235
Other current assets	2,587	3,145

Total current assets	83,710	112,938
Property and equipment, net	556,513	458,782
Equity investments	25,355	26,672
Goodwill and intangibles, net	40,763	45,769
Derivative assets	2,455	8,536
Other long-term assets	7,473	7,250

Total assets	$716,269	$659,947

Liabilities and Partners’ Capital
Current portion of long-term debt	$10,832	$8,108
Accounts payable and accrued liabilities	61,459	66,942
Derivative liabilities	6,996	20,700
Deferred income	6,999	5,073

Total current liabilities	86,286	100,823
Derivative liabilities	6,618	11,246
Other long-term liabilities	11,812	14,558
Long-term debt	207,214	246,846
Minority interest	330,148	326,310
Partners’ capital	74,191	(39,836)

Total liabilities and partners’ capital	$716,269	$659,947

CONSOLIDATED STATEMENTS OF CASH FLOWS—unaudited

(in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2005	2006	2005
Operating Activities
Net income	$10,335	$6,279	$32,048	$20,769
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	9,992	8,391	37,493	30,628
Commodity derivative contracts:
Total derivative losses	262	574	13,213	12,188
Cash settlements of derivatives	(4,034)	(1,449)	(19,439)	(4,752)
Minority interest	11,466	8,115	42,653	30,389
Noncash interest expense	196	216	769	1,735
Equity earnings, net of distributions	(286)	(277)	1,317	1,269
Other	(910)	3,139	246	2,468
Changes in operating assets and liabilities	3,186	(3,682)	(7,617)	(244)

Net cash provided by operating activities	30,207	21,306	100,683	94,450

Investing Activities
Acquisitions, net of cash acquired	(9,673)	(769)	(91,259)	(290,938)
Additions to property and equipment	(11,560)	(3,120)	(38,453)	(12,735)
Other	3	—	36	52

Net cash used in investing activities	(21,230)	(3,889)	(129,676)	(303,621)

Financing Activities
Payments for debt issuance costs	(375)	—	(375)	(2,385)
Proceeds from borrowings, net	(108,600)	(3,000)	(37,100)	137,200
Proceeds from issuance of common units, net	117,818	(232)	117,818	129,026
Distributions to minority interest holders of PVR	(10,412)	(8,442)	(38,387)	(30,571)
Distributions to affiliates	(5,966)	(4,758)	(22,426)	(21,894)

Net cash provided by (used in) financing activities	(7,535)	(16,432)	19,530	211,376

Net increase (decrease) in cash and cash equivalents	1,442	985	(9,463)	2,205
Cash and cash equivalents-beginning balance	12,245	22,165	23,150	20,945

Cash and cash equivalents-ending balance	$13,687	$23,150	$13,687	$23,150

Note: The financial information included in this earnings release represents the combined financial information of Penn Virginia Resource GP, LLC and subsidiaries for the periods prior to December 5, 2006 and the financial information of Penn Virginia GP Holdings, L.P. for the period from December 5, 2006 through December 31, 2006.

PENN VIRGINIA GP HOLDINGS, L.P.

DISTRIBUTABLE CASH—unaudited

(in thousands, except PVR unit data)

The following table presents the calculation and reconciliation of Distributable Cash of PVG with respect to the fourth quarter of 2006:

Three Months Ended December 31, 2006
Distributable Cash:
Cash distributions received from PVR in February 2007 associated with:
General partner 2% interest	$376
General partner incentive distribution rights	2,209
15,541,738 PVR common units	6,217
4,012,164 PVR Class B common units	1,605

Total cash received from PVR	10,407

Deduct: Net expenses of PVG on a stand-alone basis (see Note 1)	(387)
Cash reserve for working capital	(7,285)

Distributable Cash	$2,735

Units outstanding (in thousands)	39,075

Distribution per limited partner unit	$0.07

Cash distributions paid to partners of Penn Virginia G.P. Holdings, L.P. on February 14, 2007
Distributions paid to Penn Virginia Corporation	$2,249
Distributions paid to public unitholders	486

Total cash distributions paid	$2,735

Reconciliation of GAAP “Net Income” to Non-GAAP “Distributable Cash”

Net income for the period from December 5, 2006 through December 31, 2006	$2,451
Net income of subsidiary, net of minority interest	(2,838)
Quarterly distribution received from PVR	10,407
Cash reserve for working capital	(7,285)

Distributable Cash (see Note 2)	$2,735

Note 1—Net expenses of PVG represents general and administrative expenses, offset by interest income.

Note 2—Distributable cash is presented because the Company believes it is a useful adjunct to net income under accounting principles generally accepted in the United States (GAAP). Distributable cash is a significant liquidity metric which is an indicator of PVG’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities, as an indicator of cash flows, as a measure of liquidity or as an alternative to net income.

PENN VIRGINIA GP HOLDINGS, L.P.

QUARTER SEGMENT INFORMATION—unaudited

(Dollars in thousands except where noted)

		Natural Gas Midstream
	Coal		Other	Consolidated
Three months ended December 31, 2006

Revenues
Natural gas midstream	$—	$97,375	$—	$97,375
Coal royalties	24,875	—	—	24,875
Coal services	1,519	—	—	1,519
Other	3,472	529	—	4,001

Total revenues	29,866	97,904	—	127,770

Expenses
Cost of gas purchased	—	79,979	—	79,979
Operating	3,039	3,014	—	6,053
Taxes other than income	369	366	—	735
General and administrative	2,808	2,816	397	6,021
Depreciation, depletion and amortization	5,349	4,643	—	9,992

Total expenses	11,565	90,818	397	102,780

Operating income (loss)	$18,301	$7,086	$(397)	$24,990

Production
Coal royalty tons (thousands of tons)	8,311
Inlet volumes (Mmcf)		16,560

Additions to property and equipment and acquisitions, net of cash acquired (1)	$11,795	$9,438	$—	$21,233

		Natural Gas Midstream
	Coal		Other	Consolidated
Three months ended December 31, 2005

Revenues
Natural gas midstream	$—	$135,306	$—	$135,306
Coal royalties	21,804	—	—	21,804
Coal services	1,361	—	—	1,361
Other	3,162	512	—	3,674

Total revenues	26,327	135,818	—	162,145

Expenses
Cost of gas purchased	—	121,634	—	121,634
Operating	1,651	2,721	—	4,372
Taxes other than income	402	338	—	740
General and administrative	3,275	2,875	—	6,150
Depreciation, depletion and amortization	4,450	3,941	—	8,391

Total expenses	9,778	131,509	—	141,287

Operating Income	$16,549	$4,309	$—	$20,858

Production
Coal royalty tons (millions of tons)	7,731
Inlet volumes (Bcf)		11,912

Additions to property and equipment and acquisitions, net of cash acquired	$888	$3,001	$—	$3,889

(1)	Coal segment excludes noncash capital expenditures of $0.3 million and acquisitions of assets other than property or equipment of $1.2 million.

PENN VIRGINIA GP HOLDINGS, L.P.

FULL YEAR SEGMENT INFORMATION—unaudited

(Dollars in thousands except where noted)

	Coal	Natural Gas Midstream	Other	Consolidated

Year ended December 31, 2006

Revenues
Natural gas midstream	$—	$402,715	$—	$402,715
Coal royalties	98,163	—	—	98,163
Coal services	5,864	—	—	5,864
Other	8,954	2,195	—	11,149

Total revenues	112,981	404,910	—	517,891

Expenses
Cost of gas purchased	—	334,594	—	334,594
Operating	8,600	11,403	—	20,003
Taxes other than income	934	1,420	—	2,354
General and administrative	9,604	11,023	397	21,024
Depreciation, depletion and amortization	20,399	17,094	—	37,493

Total expenses	39,537	375,534	397	415,468

Operating income (loss)	$73,444	$29,376	$(397)	$102,423

Production
Coal royalty tons (thousands of tons)	32,778
Inlet volumes (Mmcf)		55,991

Additions to property and equipment and acquisitions, net of cash acquired (1)	$92,697	$37,015	$—	$129,712

	Coal	Natural Gas Midstream (3)	Other	Consolidated
Year ended December 31, 2005

Revenues
Natural gas midstream	$—	$348,657	$—	$348,657
Coal royalties	82,725	—	—	82,725
Coal services	5,230	—	—	5,230
Other	7,800	1,936	—	9,736

Total revenues	95,755	350,593	—	446,348

Expenses
Cost of gas purchased	—	303,912	—	303,912
Operating	5,755	9,347	—	15,102
Taxes other than income	1,129	1,268	—	2,397
General and administrative	9,237	6,982	—	16,219
Depreciation, depletion and amortization	17,890	12,738	—	30,628

Total expenses	34,011	334,247	—	368,258

Operating Income	$61,744	$16,346	$—	$78,090

Production
Coal royalty tons (millions of tons)	30,227
Inlet volumes (Bcf)		38,875

Additions to property and equipment and acquisitions, net of cash acquired (2)	$96,862	$206,811	$—	$303,673

(1)	Coal segment excludes noncash capital expenditures of $0.3 million and includes acquisitions of assets other than property or equipment of $1.2 million.
(2)	Coal segment excludes noncash expenditures of $14.4 million.
(3)	Natural Gas Midstream segment was acquired in March 2005.

PENN VIRGINIA GP HOLDINGS, L.P.

GUIDANCE TABLE

(Dollars and tons in millions)

Penn Virginia GP Holdings, L.P. is providing the following guidance regarding financial and operational expectations for 2007.

	Fourth Quarter	Full Year
	2006	2006	2007 Guidance
Coal Segment:
Coal royalty tons (millions)	8.3	32.8	31.0	—	33.0

Revenues:
Average coal royalty per ton	$2.99	2.99	2.85	—	2.95
Other	$5.0	14.8	13.0	—	15.0

Expenses:
Direct expenses	$6.2	19.1	18.0	—	20.0
Depreciation, depletion and amortization	$5.3	20.4	19.5	—	21.0

Capital Expenditures:
Expansion and acquisitions	$10.2	90.6	3.5	—	4.5
Maintenance capital expenditures	$—	0.1	0.1	—	0.2
Total Coal Capital Expenditures	$10.2	90.7	3.6	—	4.7

Natural Gas Midstream Segment:
Inlet volumes (MMcf per day)—(a)	180	153	180	—	190

Expenses:
Direct expenses	$6.2	23.8	27.0	—	30.0
Depreciation, depletion and amortization	$4.6	17.1	17.5	—	18.5

Capital Expenditures:
Expansion and acquisitions	$9.4	30.0	36.0	—	39.0
Maintenance capital expenditures	$2.1	9.4	11.0	—	13.0
Total Midstream Capital Expenditures	$11.5	39.4	47.0	—	52.0

Other:
General and administrative—PVG corporate	$0.4	0.4	2.5	—	3.5
Interest expense:
Average long-term debt outstanding	$301.0	289.9	220.0	—	230.0
Interest rate	6.8%	6.4%	6.8%	—	7.2%

These estimates are meant to provide guidance only and are subject to revision as the operating environment of Penn Virginia GP Holdings, L.P. changes.

PENN VIRGINIA GP HOLDINGS, L.P.

GUIDANCE TABLE

(Dollars and tons in millions)

Note to Guidance Table:

(a) The natural gas midstream segment’s derivative positions as of December 31, 2006, are summarized below:

	Average Volume Per Day		Weighted Average Price

Ethane Swaps (revenue)	(in gallons	)	(per gallon	)
First Quarter 2007 through Fourth Quarter 2007	34,440		$0.5050
First Quarter 2008 through Fourth Quarter 2008	34,440		$0.4700

Propane Swaps (revenue)	(in gallons	)	(per gallon	)
First Quarter 2007 through Fourth Quarter 2007	26,040		$0.7550
First Quarter 2008 through Fourth Quarter 2008	26,040		$0.7175

Crude Oil Swaps (revenue)	(in barrels	)	(per barrel	)
First Quarter 2007 through Fourth Quarter 2007	560		$50.80
First Quarter 2008 through Fourth Quarter 2008	560		$49.27

Natural Gas Swaps (cost of gas purchased)	(in MMbtu	)	(per MMbtu	)
First Quarter 2007 through Fourth Quarter 2007	4,000		$6.97
First Quarter 2008 through Fourth Quarter 2008	4,000		$6.97

Management estimates that reflective of the above derivative positions, for every $1.00 per MMBtu decrease or increase in natural gas prices from the $7.00 per MMBtu budgeted 2007 benchmark price, natural gas midstream gross processing margin and operating income in 2007 would increase or decrease, respectively, by approximately $8.1 million. This assumes oil and other liquids prices and inlet volumes remain constant at budgeted levels. In addition, management also estimates that reflective of the above derivative positions, for every $5.00 per barrel increase or decrease in the oil prices from the $60.00 per barrel budgeted 2007 benchmark price, natural gas midstream gross processing margin and operating income would increase or decrease, respectively, by approximately $10.0 million. This assumes natural gas prices and inlet volumes remain constant at budgeted levels.